EXHIBIT 5.1

                    [LETTERHEAD OF MORRISON & FOERSTER LLP]

                                 July 21, 2004



Delta Financial Corporation
1000 Woodbury Road
Woodbury, New York 11797

Re:  Delta Financial Corporation (Registration Statement on
     Form S-2, File No. 333-114896)

Ladies and Gentlemen:

         At your request, we have examined the prospectus supplement, dated July 20, 2004, and the related prospectus, dated June 30, 2004 (collectively, the "Prospectus") of Delta Financial Corporation, a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission under Rule 424(b) on July 21, 2004. The Prospectus relates to the public offering of up to 5,031,250 shares of the Company's common stock, $.01 par value (the "Stock"), of which (a) 3,137,597 shares (the "Primary Shares") are authorized but unissued shares to be offered and sold by the Company, and (b) up to 1,893,653 shares (the "Secondary Shares"), including 656,250 shares subject to the underwriters' over-allotment option, are presently issued and outstanding, or are issuable upon exercise of certain employee stock options, and will be sold by certain selling stockholders.

         As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale of the Stock.

         We are of the opinion that (i) the Secondary Shares that are presently outstanding are duly authorized, validly issued, fully paid and non-assessable,
(ii) the Secondary Shares that are issuable upon exercise of employee stock options, when issued and paid for in accordance with the terms of the applicable stock option agreements, will be duly authorized, validly issued, fully paid and non-assessable, and (iii) the Primary Shares have been duly authorized, and upon payment therefor in accordance with the terms of the underwriting agreement described in the Prospectus, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K, to be filed on or about July 21, 2004.


                                               Very truly yours,


                                               /s/ Morrison & Foerster LLP